Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 10, 2005 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 10 Hickok Incorporated (Nasdaq: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported operating results for its fiscal 2005 first quarter ended December 31, 2004.

For the quarter ended December 31, 2004, the Company recorded a net loss of $483,758 or 40 cents per share, compared with net income of $172,010 or 14 cents per share, in the same period a year ago. Sales in the first quarter were $2,064,891, down  42% from $3,570,409 a year ago.

Robert L. Bauman, President and CEO said that the first quarter results were lower than the Company anticipated but a year to year comparison is not appropriate because last year benefited from a major program rollout that significantly affected results. In addition, the Company has been moving to new markets over the past several years and although more seasonal in nature the new markets will offer more consistent results in the long run.  He also stated that the Company has been gaining momentum in these new markets and is just learning about how seasonal they can be.  He concluded that he was confident that the current and future quarters' results would show significant improvement.

Backlog at December 31, 2004 was $1,561,000 a decrease of 57% from the backlog of $3,626,000 a year earlier. The decrease was due primarily to lower orders in automotive diagnostic products of $1,869,000, specifically, $1,799,000 for emission products that were largely associated with a  state of  Pennsylvania emissions program. Also contributing to the decrease was $206,000 for training  programs. The Company anticipates that most of the current backlog will be shipped in fiscal 2005.

The Company's financial position remains strong, with current assets of $7,950,219 that are 8.0 times current liabilities, and no long-term debt, and working capital of  $6,962,589.  At December 31, 2004 shareholder's equity was $9,608,640 or $7.93 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2005, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2004	2003
Net sales	$2,064,891	$3,570,409
Income (loss) before Income tax	(732,858)	260,710
Income (recovery of) taxes	(249,100)	88,700
Net income (loss)	(483,758)	172,010

Basic income (loss) per share	(.40)	.14
Diluted income (loss) per share	(.40)	.14

Weighted average shares outstanding	1,213,073	1,219,750